Exhibit 99.1

Conn’s, Inc. Reports Results for the Quarter Ended October 31, 2010

BEAUMONT, Texas--(BUSINESS WIRE)--December 2, 2010--Conn’s, Inc. (NASDAQ/NM: CONN), a specialty retailer of consumer electronics, home appliances, furniture, mattresses, computers and lawn and garden products today announced its operating results for the quarter ended October 31, 2010.

Significant items for the quarter include:

  Total revenues were $169.9 million, down 14.0% from the same period in the prior fiscal year;
  Retail gross margin increased to 25.2% for the quarter, as compared to 22.4% for the same period in the prior fiscal year;
  Retail segment loss before income taxes was $2.2 million for the quarter, as compared to a loss of $19.2 million for the same quarter in the prior fiscal year. The prior year loss included a goodwill impairment charge of $9.6 million and a $4.1 million litigation reserve adjustment;
  Credit portfolio annualized net charge-off rate increased to 5.5%, as compared to 4.3% for the same period in the prior fiscal year, and the percentage of accounts 60+ days delinquent increased to 9.6% at October 31, 2010, as compared to 9.3% at October 31, 2009, though the balance of accounts 60+ days delinquent has been reduced since the same time last year;
  Credit segment loss before income taxes was $5.6 million for the quarter, as compared to a loss of $0.1 million for the same quarter in the prior fiscal year, resulting primarily from reduced interest earnings, combined with higher collection expenses and borrowing costs, and a $2.9 million write-off of costs of financing transactions not completed, partially offset by a lower provision for bad debts;
  Diluted loss per share was $0.23 for the third quarter of fiscal 2011, as compared to $0.64 for the same period in the prior fiscal year. The adjusted diluted loss per share was $.14 for the third quarter of fiscal 2011, after excluding the write-off of costs of financing transactions not completed, as compared to an adjusted diluted loss per share of $.18 for the same period in the prior fiscal year, after excluding the goodwill impairment charge and the litigation reserve adjustment; and
  After the conclusion of the quarter the Company completed its previously announced refinancing plan raising $500 million of capital, including an expanded $375 million asset-based loan facility, a $100 million second lien term loan and a $25 million common stock rights offering. A portion of the net proceeds received was used to repay all of the Company’s outstanding obligations under its asset backed securitization program.

The change in total revenues was comprised of a total net sales decline of 15.2% to $136.8 million, and a decrease in finance charges and other of 8.6% to $33.0 million, as compared to the same quarter in the prior fiscal year. Same store sales (revenues earned in stores operated for the entirety of both periods) decreased 16.3% during the third quarter of fiscal 2011, as compared to a 9.3% decrease in the same quarter in the prior fiscal year. The sales results were impacted primarily by:

  Continued challenging economic conditions in the Company’s markets during the quarter;
  Limitations imposed by the Company’s capital structure, prior to the recently completed refinancing, and the resulting impact on its ability to extend credit;
  The Company’s decision to tighten credit underwriting requirements to protect the quality of the credit portfolio; and
  Management’s emphasis on improving retail gross margin while maintaining price competitiveness.

The key credit portfolio performance metrics reported for the quarter included:

  Net charge-offs for the third fiscal quarter of 2011 totaled $9.5 million, or 5.5% of the average balance outstanding. The net charge-off percentage was negatively impacted by the declining portfolio balance as the total portfolio balance outstanding has declined to approximately $677.0 million as of October 31, 2010, from $738.2 million as of October 31, 2009;
  A 60 basis point increase in the 60+ day delinquency rate since July 31, 2010, to 9.6% at October 31, 2010. The 60+ day delinquency rate was 9.3% at October 31, 2009, after increasing 170 basis points during the third quarter of the prior fiscal year. The delinquency rate was also negatively impacted by the declining portfolio balance as the total balance 60+ days delinquent improved to $64.9 million at October 31, 2010, as compared to $68.5 million at October 31, 2009;
  A 30 basis point increase in the percentage of the portfolio reaged to 18.7% at October 31, 2010, from 18.4% at July 31, 2010. The percentage of the portfolio reaged at October 31, 2009 was 18.8%. The percentage of the portfolio reaged was also negatively impacted by the declining portfolio balance as the total balance reaged has decreased to $126.3 million as of October 31, 2010, from $139.1 million as of October 31, 2009; and
  The payment rate (amount collected from customers as a percentage of the portfolio balance) increased for the third consecutive quarter, versus the same quarter in the prior year, increasing to 5.10% for the quarter ended October 31, 2010, from 5.00% for the quarter ended October 31, 2009.

More information on the credit portfolio and its performance may be found in the table included with this press release and in the Company’s filing with the Securities and Exchange Commission on Form 10-Q which is expected to be filed later today.

The Company reported a net loss on a GAAP basis of $5.1 million, or diluted loss per share of $0.23, for the third quarter of fiscal 2011, compared to a net loss on a GAAP basis of $14.4 million, or diluted loss per share of $0.64, for the third quarter of fiscal 2010. The reported results for the quarter ended October 31, 2010, include a $2.9 million write-off of costs of financing transactions not completed, while the reported results for the quarter ended October 31, 2009, include a $9.6 million goodwill impairment charge and a $4.1 million increase in the Company’s litigation reserves, for which no tax benefit was recorded. The reduced loss before income taxes experienced in the retail segment during the quarter was partially offset by a larger loss before income taxes in the credit segment. The adjusted net loss, excluding the write-off of costs of financing transactions not completed, was $3.2 million for the third quarter of fiscal 2011, compared with an adjusted net loss, excluding the goodwill impairment charge and litigation reserve adjustment, of $4.0 million for the third quarter of fiscal 2010.

Completion of Refinancing Plan

On November 30, 2010, the Company completed its previously announced refinancing plan. The Company’s debt facilities now include a $375 million asset-based loan maturing in November 2013 and a $100 million second lien term loan maturing in November 2014. Additionally, the Company issued 9.3 million shares under a common stock subscription rights offering, which raised gross proceeds of $25.0 million. A portion of the net proceeds from the financing transactions and rights offering were utilized to repay all of the Company’s outstanding obligations under its asset-backed securitization program. After the closing of the financing transactions, the Company had $276.0 million outstanding under its asset-based loan, including standby letters of credit issued, and $94 million, net of original issue discount, outstanding under its second lien term loan, leaving the Company with total borrowing capacity of $99.0 million, subject to borrowing base and covenant limitations.

Conference Call Information

Conn’s, Inc. will host a conference call and audio webcast today, December 2, 2010, at 10:00 AM, CT, to discuss its financial results for the quarter ended October 31, 2010. The webcast will be available live at www.conns.com and will be archived for one year. Participants can join the call by dialing 877-754-5302 or 678-894-3020.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 76 retail locations in Texas, Louisiana and Oklahoma: with 23 stores in the Houston area, 20 in the Dallas/Fort Worth Metroplex, nine in San Antonio, five in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and three in Oklahoma. It sells home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges, and a variety of consumer electronics, including LCD, LED, 3-D, plasma and DLP televisions, camcorders, digital cameras, computers and computer accessories, Blu-ray and DVD players, video game equipment, portable audio, MP3 players, GPS devices and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company financed, on average, approximately 61% of its retail sales.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to:

  the Company's ability to fund operations, debt repayment and expansion from cash flow from operations, borrowings on its revolving lines of credit and proceeds from securitizations and from accessing debt or equity markets;
  the ability of the Company to obtain additional funding for the purpose of funding the receivables generated by the Company;
  the ability of the Company to maintain compliance with the covenants in its financing facilities or obtain amendments or waivers of the covenants to avoid violations or potential violations of the covenants;
  reduced availability under the Company’s credit facilities as a result of borrowing base requirements and the impact on the borrowing base calculation of changes in the performance or eligibility of the customer receivables financed by that facility;
  delinquency and loss trends in the receivables portfolio;
  the Company’s ability to offer flexible financing programs;
  the Company's growth strategy and plans regarding opening new stores and entering new markets;
  the effect of closing or reducing the hours of operation of existing stores;
  the Company's intention to update, relocate or expand existing stores;
  the Company's estimated capital expenditures and costs related to the opening of new stores or the update, relocation or expansion of existing stores;
  the Company's ability to introduce additional product categories;
  the ability of the financial institutions providing lending facilities to the Company to fund their commitments;
  the effect on borrowing costs of downgrades by rating agencies or changes in laws or regulations on the Company’s financing providers;
  the Company’s ability to amend, renew or replace its existing credit facilities before the maturity dates of the facilities;
  the cost of any amended, renewed or replacement credit facilities;
  growth trends and projected sales in the home appliance, consumer electronics and furniture and mattresses industries and the Company's ability to capitalize on such growth;
  the pricing actions and promotional activities of competitors;
  relationships with the Company's key suppliers;
  interest rates;
  general economic and financial market conditions;
  weather conditions in the Company's markets;
  the outcome of litigation or government investigations;
  changes in the Company's stock price; and
  the actual number of shares of common stock outstanding.

Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K/A filed on April 12, 2010 and the Company’s quarterly report on Form 10-Q filed on August 26, 2010. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Conn's, Inc.
CONDENSED, CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except earnings per share)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2009	2010	2009	2010

Revenues
Total net sales	$161,382	$136,839	$551,832	$478,780
Finance charges and other	36,116	33,019	115,945	102,262

Total revenues	197,498	169,858	667,777	581,042

Cost and expenses
Cost of goods sold, including warehousing and occupancy costs	120,963	99,546	407,594	343,979
Cost of parts sold, including warehousing and occupancy costs	2,672	1,642	8,056	6,134
Selling, general and administrative expense	65,307	56,507	192,326	178,876
Goodwill impairment	9,617	-	9,617	-
Costs related to financing transactions not completed	-	2,896	-	2,896
Provision for bad debts	12,651	9,372	26,321	24,694
Total cost and expenses	211,210	169,963	643,914	556,579
Operating income (loss)	(13,712)	(105)	23,863	24,463
Interest expense, net	5,649	7,722	16,692	20,234
Other (income) expense, net	(34)	(17)	(54)	166
Income (loss) before income taxes	(19,327)	(7,810)	7,225	4,063
Provision (benefit) for income taxes	(4,955)	(2,716)	5,017	1,925
Net income (loss)	$(14,372)	$(5,094)	$2,208	$2,138

Earnings (loss) per share
Basic	$(0.64)	$(0.23)	$0.10	$0.10
Diluted	$(0.64)	$(0.23)	$0.10	$0.10
Average common shares outstanding
Basic	22,459	22,493	22,453	22,484
Diluted	22,459	22,493	22,658	22,487
Note:

The Company changed its presentation of the amortization of deferred financing costs. The expense was previously included in Selling, general and administrative expense and is now reflected in Interest expense, net.

Conn's, Inc. - Retail Segment
CONDENSED FINANCIAL INFORMATION
(unaudited)
(in thousands)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2009	2010	2009	2010
Total revenues	$164,326	$140,533	$559,894	$489,141

Cost and expenses
Cost of goods and parts sold, including warehousing and occupancy costs	123,635	101,188	415,650	350,113
Selling, general and administrative expense	50,360	41,379	146,569	130,984
Goodwill impairment	9,617	-	9,617	-
Provision for bad debts	(22)	174	43	467
Total cost and expenses	183,590	142,741	571,879	481,564
Operating income (loss)	(19,264)	(2,208)	(11,985)	7,577
Other (income) expense, net	(34)	(17)	(54)	166
Segment income (loss) before income taxes	$(19,230)	$(2,191)	$(11,931)	$7,411

Conn's, Inc. - Credit Segment
CONDENSED FINANCIAL INFORMATION
(unaudited)
(in thousands)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2009	2010	2009	2010
Total revenues	$33,172	$29,325	$107,883	$91,902

Cost and expenses
Selling, general and administrative expense	14,947	15,128	45,757	47,892
Costs related to financing transactions not completed	-	2,896	-	2,896
Provision for bad debts	12,673	9,198	26,278	24,227

Total cost and expenses	27,620	27,222	72,035	75,015
Operating income	5,552	2,103	35,848	16,887
Interest expense, net	5,649	7,722	16,692	20,234
Segment income (loss) before income taxes	$(97)	$(5,619)	$19,156	$(3,347)

Conn's, Inc.
CONDENSED, CONSOLIDATED BALANCE SHEETS
(in thousands)

	January 31,	October 31,
	2010	2010

Assets
Current assets
Cash and cash equivalents	$12,247	$12,422
Other accounts receivable, net	23,254	26,025
Customer accounts receivable, net	368,304	344,482
Inventories	63,499	83,729
Deferred income taxes	15,237	13,508
Prepaid expenses and other assets	16,198	14,044
Total current assets	498,739	494,210
Non-current deferred income tax asset	5,485	6,685
Long-term customer accounts receivable, net	318,341	288,738
Total property and equipment, net	59,703	51,615
Other assets, net	10,198	22,101
Total assets	$892,466	$863,349
Liabilities and Stockholders' Equity
Current Liabilities
Current portion of long-term debt	$64,055	$7,665
Accounts payable	39,944	39,997
Accrued compensation and related expenses	5,697	4,896
Accrued expenses	31,685	27,779
Other current liabilities	17,236	14,185
Total current liabilities	158,617	94,522
Long-term debt	388,249	419,932
Other long-term liabilities	6,437	5,677
Total stockholders' equity	339,163	343,218
Total liabilities and stockholders' equity	$892,466	$863,349

CALCULATION OF GROSS MARGIN PERCENTAGES (dollars in thousands)

		Three Months Ended		Nine Months Ended
		October 31,		October 31,
		2009	2010	2009	2010
A	Product sales	$148,463	$127,035	$508,669	$443,778
B	Repair service agreement commissions, net	7,320	6,035	25,968	22,293
C	Service revenues	5,599	3,769	17,195	12,709
D	Total net sales	161,382	136,839	551,832	478,780
E	Finance charges and other	36,116	33,019	115,945	102,262
F	Total revenues	197,498	169,858	667,777	581,042
G	Cost of goods sold, including warehousing and occupancy cost	(120,963)	(99,546)	(407,594)	(343,979)
H	Cost of parts sold, including warehousing and occupancy cost	(2,672)	(1,642)	(8,056)	(6,134)
I	Gross margin dollars (F+G+H)	$73,863	$68,670	$252,127	$230,929

	Gross margin percentage (I/F)	37.4%	40.4%	37.8%	39.7%

J	Retail margin dollars (A+B+G)	$34,820	$33,524	$127,043	$122,092
	Retail margin percentage (J/(A+B))	22.4%	25.2%	23.8%	26.2%

MANAGED PORTFOLIO STATISTICS
For the periods ended January 31, 2007, 2008, 2009 and 2010 and October 31, 2009 and 2010
(dollars in thousands, except average outstanding balance per account)

	January 31,				October 31,
	2007	2008	2009	2010	2009	2010

Total accounts	459,065	510,922	537,957	551,312	544,196	521,316
Total outstanding balance	$569,551	$654,867	$753,513	$736,041	$738,197	$676,994
Average outstanding balance per account	$1,241	$1,282	$1,401	$1,335	$1,356	$1,299
Balance 60+ days delinquent	$37,662	$49,778	$55,141	$73,391	$68,512	$64,934
Percent 60+ days delinquent	6.6%	7.6%	7.3%	10.0%	9.3%	9.6%
Percent of portfolio reaged	17.8%	16.6%	18.7%	19.6%	18.8%	18.7%
Net charge-off ratio (YTD annualized)	3.3%	2.9%	3.2%	3.9%	3.6%	4.9%

NON-GAAP RECONCILIATION OF NET INCOME (LOSS), AS ADJUSTED
AND DILUTED EARNINGS (LOSS) PER SHARE, AS ADJUSTED
(unaudited)
(in thousands, except earnings per share)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2009	2010	2009	2010
Net income (loss), as reported	$(14,372)	$(5,094)	$2,208	$2,138
Adjustments:
Goodwill impairment charge	9,617	-	9,617	-
Litigation reserve adjustment	4,100	-	4,850	-
Costs related to financing transactions not completed	-	2,896	-	2,896
Tax impact of adjustments	(3,385)	(1,019)	(3,508)	(1,019)
Net income (loss), as adjusted	$(4,040)	$(3,217)	$13,167	$4,015

Average common shares outstanding - Diluted	22,459	22,493	22,658	22,487

Earnings (loss) per share - Diluted
As reported	$(0.64)	$(0.23)	$0.10	$0.10
As adjusted	$(0.18)	$(0.14)	$0.58	$0.18

Basis for presentation of non-GAAP disclosures:

To supplement the Company’s consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles ("GAAP"), the Company also provides adjusted net income (loss) and adjusted earnings (loss) per diluted share information. These non-GAAP financial measures are not meant to be considered as a substitute for comparable GAAP measures but should be considered in addition to results presented in accordance with GAAP, and are intended to provide additional insight into the Company’s operations and the factors and trends affecting the Company’s business. The Company’s management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics the Company uses in its financial and operational decision making and (2) they are used by some of its institutional investors and the analyst community to help them analyze the Company’s operating results.

CONN-F

CONTACT:
Conn’s, Inc., Beaumont
Chief Financial Officer
Michael J. Poppe, 409-832-1696 Ext. 3294